                                   EXHIBIT 4.1

                    5% PREFERRED STOCK INVESTMENT AGREEMENT


      AGREEMENT dated as of April ___, 1997 between Techniclone Corporation (the "Company") and the investor whose name is set forth at the foot of this Agreement (the "Investor" or "Purchaser").

      The parties hereto agree as follows:

                                    ARTICLE I

                      Purchase and Sale of Preferred Stock

      Section 1.1 Purchase and Sale of Preferred Stock. Upon the following terms and conditions, the Company shall issue and sell to the Investor shares of the Company's 5% Adjustable Convertible Class "C" Preferred Stock (the "Shares") having the rights, designations and preferences set forth in Schedule I (sometimes herein referred to as the "Certificate of Designation") hereto and having the form of conversion notice attached as Schedule II hereto, and the Investor shall purchase from the Company the number of Shares designated on the signature page hereof. Such Shares shall be convertible into (i) common stock of the Company, par value $___ per share (the "Common Stock") and (ii) warrants (the "Warrants") to acquire shares of Common Stock. As used herein, the term "Shares" shall include Shares issued or issuable, as the case may be, as dividends on Shares, and the term Warrants shall include Warrants to be issued upon conversion of Shares, in each case unless the context otherwise requires. The Company covenants and agrees that all purchases of Shares shall be pursuant to identical investment agreements and that a maximum of 13,200 Shares shall be sold (including shares sold consistent with Section 7.1 (but not including shares issued as dividends)).

      Section 1.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be $1000 per share.

      Section 1.3  The Closing.

            (a) The closing of the purchase and sale of the Shares (the "Closing"), shall take place at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive #1600, Newport Beach, CA 92660, at 10:00 a.m., local time on the later of the following: (i) the date hereof or the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (ii) such other time and place and/or on such other date as the Investor and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

            (b) On the Closing Date, the Company shall deliver to the Investor or to an authorized representative of the Investor certificates representing the number of Shares being purchased by the Investor, registered in the name of the Investor, against delivery by the Investor to the Company of the Purchase Price for such Shares by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Company. In




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addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

      Section 1.4  Agreement to Register.

            (a) At the Closing, the Company shall execute and deliver to each Investor the Registration Rights Agreement in the form attached hereto as Annex 1 (the "Registration Rights Agreement").

            (b) From and after the date of this Agreement, the Company shall not allow or agree to allow the holders of any securities of the Company to include any of their securities in any registration statement(s) filed by the Company pursuant to the Registration Rights Agreement without the prior written consent of the holders of a majority of the Registrable Securities (as defined in the Registration Rights Agreement) included therein.

                                   ARTICLE II

                         Representations and Warranties

      Section 2.1 Representations and Warranties of the Company. Except as may be set forth in the Disclosure Schedule delivered simultaneously herewith, the Company hereby makes the following representations and warranties to the
Investor:

            (a) Organization and Qualification. The Company is a corporation duly incorporated and existing in good standing under the laws of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries except as listed in Schedule 2.1(a) hereto or in the SEC Documents (as hereinafter defined). The Company and each such subsidiary, if any, is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity taken as a whole (it being understood that the Company shall be deemed for all purposes to be independent and not controlled by another entity).

            (b) Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Shares in accordance with the terms hereof, and to issue the Common Stock and the Warrants upon the conversion of the Shares in accordance with the terms of the Certificate of Designation and to issue the Common Stock upon exercise of the Warrants in accordance with the terms of the Warrants, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement, the Certificate of Designation with respect to the Shares and the Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby (including the issuances described in clause (i) of this Section 2.1(b)) have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement has been, and the Registration Rights Agreement, Certificate of



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Designation and Warrants will have been, when executed and delivered in accordance herewith, duly executed and delivered by the Company, and (iv) this Agreement constitutes, and each of the Registration Rights Agreements, Certificates of Designation and Warrants will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company's executive officers and directors have studied and fully understand the nature of the securities being sold hereunder and recognize that they have a potential dilutive effect and the Board of Directors has concluded in its good faith business judgment that such issuance is in the best interests of the Company.

            (c) Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock; there are 22,168,652 shares of Common Stock and 2,200 shares of preferred stock issued and outstanding; and, upon issuance of the Shares in accordance with the terms hereof and pursuant to similar agreements of like tenor, there will be 22,168,652 shares of Common Stock and 13,200 shares of preferred stock issued and outstanding. All of the outstanding shares of the Company's Common Stock and preferred stock have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule 2.1(c) hereto no shares of the stock of the Company or its subsidiaries are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or its subsidiaries, or contracts, commitments, understandings, or arrangements by which the Company or its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or its subsidiaries or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of the Company or its subsidiaries. The Company has furnished or made available to the Investor true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Charter"), and the Company's By-Laws, as in effect on the date hereof (the "By-Laws").

            (d) Issuance of Shares. The issuance of the Shares and the Warrants has been duly authorized and when issued in accordance with the terms hereof the Shares will be validly issued, fully paid and non-assessable and entitled to the rights and preferences set forth in Schedule I hereto and in the case of the Warrants, when issued, will be valid, binding and enforceable and entitled to the rights and preferences set forth in the Warrants. The Common Stock issuable upon conversion of the Shares and exercise of the Warrants has been duly authorized and reserved for issuance and when issued in accordance with the Certificate of Designation filed by the Company to establish the rights and preferences of the Shares (or in accordance with the Warrants, as the case may be), will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or adverse claims, and the holders shall be entitled to all rights and preferences accorded to a holder of Common Stock.

            (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation



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of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Investor and not to the Company. The business of the Company is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing (other than the filing of a Certificate of Designation setting forth the terms of the Shares with the Delaware Secretary of State) or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares or the Warrants in accordance with the terms hereof or to issue shares of Common Stock upon conversion of the Shares or exercise of the Warrants (other than any SEC, NASD or state securities filings specified on Schedule 2.1(e) which may be required to be made by the Company and any registration statement(s) under the Securities Act of 1933, as amended (the "Act"), which may be filed pursuant to the Registration Rights Agreement); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

            (f) SEC Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC (all of the foregoing (including filings incorporated by reference therein), in each case filed prior to April __, 1997 being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Investor true and complete copies of the quarterly and annual (including, without limitation, proxy information and solicitation materials) SEC Documents filed with the SEC since April 30, 1994. The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder except as set forth on Schedule 2.1(f) and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the



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periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            (g) No Material Adverse Change. Except as set forth on Schedule 2.1(g) since the date through which the most recent report of the Company on Form 10-K has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, no event which has had or would have a Material Adverse Effect has occurred or exists with respect to the Company or its subsidiaries, except as otherwise disclosed or reflected in other SEC Documents filed prior to April ___, 1997 and subsequent to the date of such 10-K, and the Company has not received any communication from the SEC or the NASD regarding any possible de-listing of the Company's Common Stock.

            (h) No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations not disclosed in the most recent quarterly report of the Company on form 10-Q other than those incurred since the date of such report in the ordinary course of the Company's or its subsidiaries' respective businesses which, individually or in the aggregate, do not and would not have a Material Adverse Effect on the Company or its subsidiaries.

            (i) No Undisclosed Events or Circumstances. No material adverse event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition which, has not been publicly announced or disclosed.

            (j) No General Solicitation. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf (including Cappello Capital Corp. (the "Placement Agent")), has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in connection with the offer or sale of the Shares or the Warrants.

            (k) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Shares or the Warrants under the Act.

            (l) Absence of Litigation. Except as disclosed in the SEC Documents or in Schedule 2.1(l), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, any of its subsidiaries, or any of their respective directors or officers in their capacities as such, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other), results of operations or prospects of the Company and its subsidiaries taken as a whole or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or



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enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents.

            (m) Disclosure. All information relating to or concerning the Company set forth in this Agreement or provided to the Purchaser in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial conditions which, under applicable law, rule or regulation, which now or in the future (due solely to passage of time) requires public disclosure, announcement or filing by the Company but which has not been so publicly disclosed, or filed.

            (n) Acknowledgment Regarding Purchaser's Purchase of the Securities. The Company acknowledges and agrees that none of the Purchasers are acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, and any advice given by any Purchaser, or any of their representatives or agents, in connection with this Agreement and the transactions contemplated hereby is merely incidental to each Purchaser's purchase of Shares and has not been relied upon in any way by the Company. The Company further represents to Purchaser that the Company's decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

            (o) No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by any Purchaser relating to this Agreement or the transactions contemplated hereby, except for dealings with Cappello & Laffer Capital Corp. whose commissions and fees will be paid by the Company.

            (p) Acknowledgment of Dilution. The number of shares of Common Stock issuable upon conversion of the Shares or exercise of the Warrants, (collectively the "Investor Common Shares") may increase substantially in certain circumstances, including the circumstances wherein the trading price of the Common Stock declines. The Company acknowledges that its obligation to issue Investor Common Shares upon conversion of the Shares in accordance with the Certificate of Designation or the exercise of the Warrants is absolute and unconditional, regardless of the dilution that such issuance may have on the ownership interests of other stockholders.

            (q) Intellectual Property. Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "INTANGIBLES") necessary for the conduct of its business as now being conducted and as described in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996. To the best knowledge of the Company, after due inquiry, neither the Company nor any subsidiary of the Company infringes or is in conflict with any right of any other person with respect to any Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.



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            (r) Peregrine Transaction. The Stock Exchange Agreement (the "Stock
Exchange Agreement") dated January 15, 1997, by and between Peregrine Pharmaceuticals, Inc. ("Peregrine"), the Company and certain stockholders of Peregrine, together with all amendments and modifications thereto (collectively the "Amendments"), have been executed and delivered and are in full force and effect and binding upon all of the Major Stockholders (as that term is defined in the Stock Exchange Agreement, as amended by the Amendments). True, correct and complete copies of the Stock Exchange Agreement and all Amendments have been delivered to Purchaser.

      Section 2.2 Representations and Warranties of the Investor. The Investor hereby makes the following representations and warranties to the Company:

            (a) Authorization, Enforcement. (i) The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares being sold hereunder, (ii) the execution and delivery of this Agreement by the Investor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and (iii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

            (b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) result in a violation of the Investor's charter documents or By-Laws, or (ii) conflict with any agreement, indenture or instrument to which Investor is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to Investor. The business of the Investor is not being conducted in violation of any law or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect on Investor's business. The Investor is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement. The data to be provided by the Investor in connection with registering the Registrable Securities under the Act will be true and correct in all material respects.

            (c) Investment Representation. The Investor is purchasing the Shares for its own account for investment and not with a view to distribution otherwise than in compliance with the Act. Investor has no present intention to sell the Shares and Investor has no present arrangement (whether or not legally binding) to sell the Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with Federal and state securities laws applicable to such disposition.

            (d) Accredited Investor. The Investor is an accredited investor as defined in Rule 501 promulgated under the Act. The Investor has such knowledge and experience in financial and business matters in general, and investments in particular, so that the Investor is able to evaluate the merits and risks of an investment in the Shares and to protect its own interests in connection with such investment. In addition (but without limiting the effect of the Company's representations and warranties contained herein), the Investor has received such information as it



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considers necessary or appropriate for deciding whether to purchase the Shares pursuant hereto. The Investor acknowledges that no representation or warranty is made by the Placement Agent or any persons representing the Placement Agent with respect to the Company or sale of the Shares.

            (e) Rule 144. The Investor understands that there is no public trading market for the Shares, that none is expected to develop, and that the Shares must be held indefinitely unless such Shares or securities into which the Shares are converted are registered under the Act or an exemption from registration is available. The Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

                                   ARTICLE III

                                    Covenants

      Section 3.1  Securities Compliance.

            (a) The Company shall notify the SEC and NASD, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares and Warrants and the Common Stock issuable upon conversion of the Shares or the exercise of the Warrants, as the case may be, to the Investor or subsequent holder.

            (b) The Investor understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Shares.

            (c) The Company shall, on or before the Closing Date take such action as the Company shall reasonably determine is necessary to qualify the Shares for sale to the Investor pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States or obtain exemption therefrom, and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date.

      Section 3.2 Registration and Listing. Until the later of (i) three (3) years after all Shares have been converted into Common Stock and (ii) the date on which no Warrants issued upon such conversion remain outstanding, the Company will cause its Common Stock (or other securities into which the Shares are convertible or for which the Warrants are exercisable) to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under said act, will comply with all requirements related to any registration statement filed pursuant to the Registration Rights Agreement and will not take any action or file any document (whether or not permitted by the Act or the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts, except as permitted herein. Until the later of (i) three (3) years after all Shares have been converted into Common Stock and (ii) the date on which no Warrants



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issued upon such conversion remain outstanding, the Company will take all action within its power to continue the listing or trading of its Common Stock on the NASDAQ or a national securities exchange and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD or such exchange, as the case may be.

      Section 3.3 Sale Restrictions. Investor will not on any trading day sell publicly on NASDAQ or on the principal exchange on which the Common Stock is traded, on a net basis more than the following number of shares of Common Stock issued upon conversion of Shares or exercise of Warrants: the greatest of (i) 10% of the average daily trading volume of the Common Stock for the five trading days preceding such sale as reported by NASDAQ or by such principal exchange,
(ii) 50,000 shares (adjusted for stock splits or distributions occurring on or after the date of this Agreement), and (iii) 10% of the trading volume for the Common Stock on the day of such sale.

      Section 3.4 Conversion and Exercise Rights. (a) The Shares shall not be convertible and the Warrants shall not be exercisable by a holder thereof to the extent (but only to the extent) that, if convertible or exercisable, as the case may be, by such holder, such holder would beneficially own in excess of 4.9% of the outstanding shares of Common Stock (or such other greater percentage indicated on the signature page to the Securities Agreement with respect to an Investor). To the extent the above limitation applies, the determination of whether Shares shall be convertible (vis-a-vis other securities owned by such holder) and of which Shares shall be converted and of whether Warrants shall be exercisable (vis-a-vis other securities owned by such holder) and of which Warrants shall be exercised shall be in the sole discretion of the holder thereof and submission of Shares for conversion and Warrants for exercise shall be deemed to be the holder's determination whether Shares shall be convertible (vis-a-vis other securities owned by such holder) and of which Shares are converted and/or of whether Warrants shall be exercisable (vis-a-vis other securities owned by such holder) and of which Warrants are exercised subject to such aggregate percentage limitation. For the purposes of this provision, beneficial ownership and all calculations, including without limitation, calculations of percentage ownership, shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D and G thereunder. The provisions of this Section may be waived and/or implemented in a manner otherwise than strictly in conformity with the foregoing provisions of this Section 3.4 with the approval of the Board of Directors of the Company and the holders of three quarters in interest in the then outstanding Shares and Warrants (voting together as a single class): (i) with respect to any matter to cure any ambiguity herein, to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of a majority of the then outstanding shares of Common Stock. A holder of Shares shall not take unreasonable actions for the intended primary purpose of causing the Company to be unable to convert Shares as a result of the limitations contained within this Section 3.4.

            (b) The limitations contained in this Section shall apply to a successor holder of Shares and/or Warrants if, and to the extent, elected by such successor holder concurrently with its acquisition of such Shares and/or Warrants, as the case may be, such election to be promptly confirmed in writing to the Company (provided no transfer or series of transfers to a successor holder or holders shall be used by a holder to circumvent the limitations contained in this Section).



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      Section 3.5 Reservation of Shares. The Company shall at all times have authorized and reserved for issuance, free from preemptive rights, a number of shares of Common Stock sufficient to satisfy the conversion rights of Purchaser pursuant to the terms and conditions of the Shares outstanding at such time and any Warrants issuable upon the conversion thereof and to satisfy the issuance of any other shares of Common Stock which are reserved for issuance or which are issuable upon the exercise, conversion, exchange or satisfaction of any outstanding securities or obligations or rights of the Company.

      Section 3.6 Best Efforts. The parties shall use their best efforts timely to satisfy each of the conditions described in Article IV of this Agreement.

      Section 3.7 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares substantially in accordance with Schedule 3.7.

      Section 3.8 Financial Information. So long as Investor holds any Shares or Warrants, the Company shall send the following reports to Investor: a copy of its annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, any proxy statements, any Current Reports on Form 8-K and any press releases issued by the Company or any of its subsidiaries.

      Section 3.9 Corporate Existence. Without limiting any provisions of the Certificate of Designation or the Warrants, so long as a Purchaser beneficially owns any Shares or Warrants, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets in which the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to effect the conversion of all Shares and Warrants outstanding as of the date of such transaction and all Warrants issuable upon conversion of such Shares and (ii) is a publicly traded corporation whose common stock is listed for trading on the NASDAQ, NYSE or AMEX.

      Section 3.10 Restriction on Below Market Issuance of Securities. Except as set forth on Schedule 3.10 for a period of one hundred eighty (180) days after the Closing Date, the Company shall not issue or agree to issue, except to the Purchasers, any equity securities of the Company (or any security convertible into or exercisable or exchangeable, directly or indirectly, for equity securities of the Company) if such securities are issued at a price (or in the case of securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock such securities provide for a conversion price) less than the current market price for Common Stock on the date of issuance (in the case of Common Stock) or the conversion date (in the case of securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock); provided that the foregoing shall not preclude the issuance of up to an aggregate of $5 million of Common Stock without registration rights and which may only be resold in accordance with Rule 144 under the Act (but, without implication that the contrary would otherwise be true, not securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock) at a discount which shall not exceed 15%.

                                   ARTICLE IV

                                   Conditions

      Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and/or sell the Shares to the Investor is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

            (a) Accuracy of the Investor's Representations and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects.

            (b) Performance by the Investor. The Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Investor at or prior to the Closing.

            (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

      Section 4.2 Conditions Precedent to the Obligation of the Investor to Purchase the Shares. The obligation hereunder of the Investor to acquire and pay for the Shares is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for each Investor's sole benefit and may be waived by the Investor at any time in its sole discretion.

            (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Purchaser shall have received a certificate, executed by the chief executive officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may reasonably be requested by Purchaser.

            (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

            (c) NASDAQ. The Company's Common Stock shall be listed and traded on the NASDAQ Small Cap Market. Prior to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the SEC or NASDAQ and trading in securities generally as reported by NASDAQ shall not have been suspended or limited or minimum prices shall not have been established on securities whose trades are reported by NASDAQ.

            (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

            (e) Opinion of Counsel, Etc. At the Closing the Investor shall have received an opinion of counsel to the Company in the form attached hereto and such other certificates and documents as the Investor or its counsel shall reasonably require incident to the Closing.

            (f) The Certificate of Designation shall have been accepted for filing with the Secretary of State of the State of Delaware and a copy thereof certified by the Secretary of State of Delaware shall have been delivered to Investor.

            (g) The Company shall have delivered duly executed certificates (in such denominations as such Investor shall request) representing the Shares being so purchased by Investor.

            (h) The aggregate number of Shares purchased by the Purchaser, together with the purchasers under related Investment Agreements, shall be a maximum of 13,200 (including Shares purchased pursuant to the exercise of the warrant described in Section 7.1).

            (i) The Company shall have delivered evidence reasonably satisfactory to the Investor that the Company's transfer agent has agreed to act in accordance with irrevocable instructions in the form attached hereto as
Schedule III.

            (j) The Stock Exchange Agreement and the Amendments shall have been executed and delivered by the Major Stockholders (as that term is defined in the Stock Exchange Agreement, as amended by the Amendments) and shall be in full force and effect and binding upon all parties thereto and the Purchaser shall have been provided with true, correct and complete copies of each such agreement or document.

                                    ARTICLE V

                                 Legend on Stock

      Each certificate representing the Shares and, if appropriate in accordance with this Article V, securities (including, without limitation, the Warrants) issued upon conversion thereof or upon exercise of the Warrants shall be stamped or otherwise imprinted with a legend in the following form:

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

      The Company agrees to reissue certificates representing the Shares or, as applicable, to originally issue or reissue, as the case may be, certificates representing the securities (including, without limitation, the Warrants) issued upon conversion thereof or upon exercise of the Warrants without the legend set forth above in accordance with the following at such time as (i) the holder thereof is permitted to dispose of such Shares (or securities (including, without limitation, the Warrants) issued upon conversion thereof) pursuant to Rule 144 under the Act, (ii) such Shares or securities (as applicable) are sold to a purchaser or purchasers who (in the opinion of counsel to such purchasers, in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the Act, or (iii) such Shares or securities (as applicable) are included in an effective registration statement under the Act.

      The Company shall instruct its transfer agent to issue certificates, registered in the name of each Purchaser or its nominee, for the Investor Common Shares in such amounts as specified from time to time by such Purchaser to the Company upon conversion of the Shares and exercise of Warrants. All such certificates shall bear the restrictive legend specified in this Article V of this Agreement, but only to the extent and under the circumstances set forth in this Article V and otherwise shall not bear such restrictive legend. If a Purchaser desires to transfer securities to an affiliate or provides the Company with an opinion of counsel, which opinion of counsel shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from registration, the Company shall permit the transfer, and, in the case of the Investor Common Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by a Purchaser.

                                   ARTICLE VI

                                   Termination

      Section 6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Investor.

      Section 6.2 Other Termination. This Agreement may be terminated by Investor or by action of the Board of Directors of the Company at any time if the Closing shall not have been consummated by the fifth business day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 6.2 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

                                   ARTICLE VII

                                  Miscellaneous

      Section 7.1 Fees and Expenses. Except as otherwise set forth in the Registration Rights Agreement hereof or this Section 7.1, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, and delivery of this Agreement, provided that the Company shall pay, at the Closing, to the Placement Agent (Cappello & Laffer Capital Corp.) $100,000 to cover its non-accountable expenses including due diligence fees and attorneys' fees and expenses incurred by the Placement Agent. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares pursuant hereto. The Placement Agent's compensation includes a cash payment in an amount equal to 6% of the Purchase Price of Shares sold by the Company, and the issuance of 5-year warrants to the Placement Agent to purchase at $1000 per share that number of Shares equal to 10% of the number of Shares sold.

      Section 7.2  Specific Enforcement, Consent to Jurisdiction.

            (a) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other agreements, documents or instruments contemplated hereby (collectively, the "Transaction Documents") were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of the Transaction Documents and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which either of them may be entitled by law or equity. No provision of any Transaction Documents providing for any remedy to an Investor shall limit any remedy which would otherwise be available to such Investor at law or in equity. The Investor (with respect to compliance by the Company with Section 4(2) of the Securities Act of 1933) and the Company (each an "Indemnitor") shall each indemnify and hold harmless the other for a breach by the Indemnitor of its representatives, warranties or obligations under any of the Transaction Documents.

            (b) Each of the Company and the Investor (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in Delaware and the courts of the State of Delaware for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

      Section 7.3 Entire Agreement: Amendment. This Agreement and the documents and instruments referred to herein and therein contain the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein and therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

      Section 7.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

                        to the Company:   Techniclone Corporation
                                          William Moding, Chief Financial
                                            Officer
                                          14282 Franklin Avenue
                                          Tustin, CA  92780-7017
                                          Fax: (714) 838-5817

                        to the Investor:  At the address set forth
                                          at the foot of this Agreement, with
                                          copies to Investor's counsel as set
                                          forth at the foot of this Agreement or
                                          as specified in writing by Investor

                        with copies to:   Gerard K. Cappello
                                          Cappello & Laffer Capital Corp.
                                          1299 Ocean Avenue, Suite 306
                                          Santa Monica, California  90401
                                          Fax: (310) 393-4838

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other party hereto.

      Section 7.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

      Section 7.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      Section 7.7 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as otherwise set forth herein, the parties hereto may amend this Agreement without notice to or the consent of any third party.

      Section 7.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      Section 7.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Delaware without regard to such state's principles of conflict of laws.

      Section 7.10 Survival. The representations and warranties of the Company and the Investor contained in Article II and the agreements and covenants set forth in Articles I, III, V and VII shall survive the Closing.

      Section 7.11 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed signature page(s) to be physically delivered to the other party within five days of the execution hereof.

      Section 7.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Investor without its written consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

      Section 7.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby (including without limitation with respect to the beneficial ownership limitations contained in this Agreement and the other Transaction Documents).

      Section 7.14 Assignment. The rights of the Investor hereunder may be assigned to any affiliate of Investor or, if the Investor complies with the requirements of Section 9 of the Registration Rights Agreement, to a third party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                    Techniclone Corporation


                                    By:
                                       -----------------------------------------
                                          Name: Lon H. Stone
                                          Its:  Chairman and President

Number of Shares                    The Investor


                                    By:
--------------                         -----------------------------------------
                                          Name:
Aggregate Dollar Amount at                Its:
$1000 per share                           Investor's address:



$                                   Percentage limitation, if desired
----------------                                                      ------

                                           Name and address of Investor's
                                           counsel:

                                   SCHEDULE II

                              NOTICE OF CONVERSION

                   (To be Executed by the Registered Holder
                  in order to Convert the 5% Preferred Stock)

The undersigned hereby irrevocably elects to convert________ shares of 5% Preferred (the "Conversion"), represented by stock certificate No(s).__________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") and warrants ("Warrants") of Techniclone Corporation (the "Corporation") according to the conditions thereof; as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the Common Stock issuable to the undersigned upon conversion of the 5% Preferred and Warrants shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

                              Date of Conversion:_______________________________

                              Applicable Conversion Price:______________________

                              Amount of Conversion Default Payments to be
                              Converted, if any:________________________________

                              Number of Shares of Common Stock to be Issued upon Conversion:_______________________________________

                              Aggregate Number of Shares of Common Stock to be included in Warrants to be Issued:________________

                              By:_______________________________________________
                                      Name:_____________________________________
                                     Title:_____________________________________

                              (Must be exactly as appears on the Preferred Stock Certificate)
                              Name:_____________________________________________
                              Address: _________________________________________
                              Social Security or Federal
                              Tax I.D. Number:__________________________________

                                  SCHEDULE III

                                                                 April ___, 1997

[Transfer Agent]

Attn:______________

Dear ______________:

      Reference is made to those certain 5% Preferred Stock Investment Agreements (each an "Investment Agreement") of even date herewith, by and among Techniclone Corporation, a Delaware corporation (the "Company") and the other signatories thereto (each, a "Holder") pursuant to which the Company is issuing to the Holders shares of its 5% Adjustable Convertible Class "C" Preferred Stock, (the "Preferred Shares"). The Preferred Shares are convertible into shares of the Company's common stock, par value $.001 per share (the "Conversion Shares") and Warrants to acquire shares of common stock of the Company (the "Warrant Shares"). The Warrant Shares and the Conversion Shares are collectively referred to as the "Subject Shares". This letter shall serve as our irrevocable authorization and direction to you with respect to the issuance of Subject Shares. Certificates for the Subject Shares shall not bear any legend restricting their transfer and shall not be subject to any stop-transfer restriction; provided, however that subject to Article V of the Investment Agreements, if the Subject Shares are not registered for resale under the Securities Act of 1933, as amended, then the certificates for the Subject Shares shall bear the following legend:

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

      Please be advised that each Holder is relying upon this letter as an inducement to enter into its respective Investment Agreement and, accordingly, it is agreed that Holder is a third party beneficiary to these instructions. Moreover, the Company cannot revoke or modify these instructions without the prior written consent of Holder. Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at (______) _____________.

                                    Very truly yours,

                                    TECHNICLONE CORPORATION


                                    By:_________________________________________
                                        Name:___________________________
                                        Title:__________________________
Agreed and Acknowledged:

[TRANSFER AGENT]

By:__________________________________
Name:________________________________
Title:_______________________________
Date:________________________________

Enclosure

cc:   [Holder]



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